Exhibit 4.1

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

THE SHAREHOLDERS LISTED IN SCHEDULE A

HARVEST HEALTH & RECREATION INC.

- AND -

ODYSSEY TRUST COMPANY

COATTAIL AGREEMENT

NOVEMBER 14, 2018

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		2
1.1	Definitions	2
1.2	Interpretation not Affected by Headings, etc	2
1.3	Number, Gender, etc	2
1.4	Including	2
ARTICLE 2 PURPOSE OF AGREEMENT		2
2.1	Establishment of Trust	2
2.2	Restriction on Sale	2
2.3	Permitted Sale	3
2.4	Improper Sale	3
2.5	Assumptions	4
2.6	Prevention of Improper Sales	4
2.7	Supplemental Agreements	4
2.8	Security Interest	4
2.9	All Transfers Subject to Articles	4
ARTICLE 3 ACCEPTANCE OF TRUST		5
3.1	Acceptance and Conditions of Trust	5
3.2	Enquiry by Trustee	5
3.3	Request by the Holders	6
3.4	Condition to Action	6
3.5	Limitation on Action by the Holder	6
ARTICLE 4 COMPENSATION		6
4.1	Fees and Expenses of the Trustee	6
ARTICLE 5 INDEMNIFICATION		7
5.1	Indemnification of the Trustee	7
ARTICLE 6 CHANGE OF TRUSTEE		7
6.1	Resignation	7
6.2	Removal	8
6.3	Successor Trustee	8
6.4	Notice of Successor Trustee	8
ARTICLE 7 TERMINATION		8
7.1	Term	8
7.2	Survival of Agreement	8
ARTICLE 8 GENERAL		8
8.1	Obligations of the Shareholders not Joint	8
8.2	Compliance with Privacy Laws	9
8.3	Anti-Money Laundering Regulations	9
8.4	Third Party Interests	9
8.5	Severability	9
8.6	Amendments, Modifications, etc	10
8.7	Ministerial Amendments	10
8.8	Force majeure	10
8.9	Amendments only in Writing	10
8.10	Meeting to Consider Amendments	10
8.11	Enurement	10
8.12	Notices	10
8.13	Notice to a Holder	11
8.14	Further Acts	11
8.15	Entire Agreement	11
8.16	Counterparts	11
8.17	Governing Law	11

i

COATTAIL AGREEMENT

THIS AGREEMENT dated the 14th day of November, 2018,

BETWEEN:

THE SHAREHOLDERS LISTED IN SCHEDULE A

(the “Shareholders”)

- and -

HARVEST HEALTH & RECREATION INC., a corporation incorporated under the Business Corporations Act (British Columbia),

(the “Corporation”)

- and -

ODYSSEY TRUST COMPANY, a trust company incorporated under the laws of Canada, as trustee for the benefit of the Holders (as defined below)

(the “Trustee”)

WHEREAS by notice of alteration on November 14, 2018, the Corporation amended its notice of articles (which, as amended, are referred to as the “Articles”) so that the authorized share capital of the Corporation would thereafter be comprised of an unlimited number of super voting shares of the Corporation (the “Super Voting Shares”), subordinate voting shares of the Corporation (the “Subordinate Voting Shares”) and Multiple Voting Shares of the Corporation (the “Multiple Voting Shares”);

AND WHEREAS the Shareholders, on the date hereof hold all of the Super Voting Shares, of which 2,000,000 are issued and outstanding as of the date of this Agreement;

AND WHEREAS it is the expectation of the Shareholders that the Subordinate Voting Shares will be listed on the Canadian Securities Exchange (the “CSE”);

AND WHEREAS the Shareholders and the Corporation wish to enter into this Agreement for the purpose of ensuring that the holders, from time to time, of the Subordinate Voting Shares (collectively, the “SVS Holders”) and that the holders, from time to time, of the Multiple Voting Shares (collectively, the “MVS Holders” and, together with the SVS Holders, the “Holders”) will not be deprived of any rights under applicable take-over bid legislation to which they would have been entitled in the event of a take-over bid for the Super Voting Shares if the Super Voting Shares had been Subordinate Voting Shares or Multiple Voting Shares, as applicable;

AND WHEREAS pursuant to the Articles, Super Voting Shares will automatically convert into Subordinate Voting Shares upon any transfer that is not a transfer to a Permitted Holder (as defined in the Articles);

AND WHEREAS the Shareholders and the Corporation hereby acknowledge that any transfer or sale of Super Voting Shares, whether in accordance with this Agreement or otherwise, shall in all circumstances be subject to the provisions of the Articles, including those relating to the automatic conversion of Super Voting Shares into Subordinate Voting Shares;

AND WHEREAS the Shareholders and the Corporation wish to constitute the Trustee as a trustee for the Holders so that the Holders, through the Trustee, will receive the benefits of this Agreement, including the covenants of the Shareholders and the Corporation contained herein;

AND WHEREAS these recitals and any statements of fact in this Agreement are, and shall be deemed to be, made by the Shareholders and the Corporation and not by the Trustee;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties) the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, capitalized terms that are not otherwise defined shall have the meaning given to them in the Articles.

1.2	Interpretation not Affected by Headings, etc.

The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3	Number, Gender, etc.

Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4	Including

The word “including” shall mean including, without limitation.

ARTICLE 2

PURPOSE OF AGREEMENT

2.1	Establishment of Trust

The purpose of this Agreement is to ensure that the Holders will not be deprived of any rights under applicable take-over bid legislation to which they would have been entitled in the event of a take-over bid for the Super Voting Shares if the Super Voting Shares had been Subordinate Voting Shares or Multiple Voting Shares, as applicable.

2.2	Restriction on Sale

Subject to Section 2.3 and the Articles, each of the Shareholders shall not transfer, directly or indirectly, any Super Voting Shares pursuant to a take-over bid (as defined in applicable securities legislation) under circumstances in which securities legislation would have required the same offer to be made to the SVS Holders or the MVS Holders, as applicable, if the sale by such Shareholder had been a sale of Subordinate Voting Shares or Multiple Voting Shares, as applicable, rather than Super Voting Shares, but otherwise on the same terms.

For the purposes of this section, it shall be assumed that the offer that would have resulted in the sale of Subordinate Voting Shares or Multiple Voting Shares by such Shareholder would have constituted a take- over bid under applicable securities legislation, regardless of whether this actually would have been the case, and the varying of any material term of an offer shall be deemed to constitute the making of a new offer. For the avoidance of doubt, the determination of whether an offer constitutes a take-over bid (as defined in applicable securities legislation) for purposes of this Section 2.2 shall not be made by reference solely to the number of issued and outstanding Subordinate Voting Shares or Multiple Voting Shares, as applicable.

2.3	Permitted Sale

Subject to the provisions of the Articles, Section 2.2 shall not apply to prevent a sale by any Shareholder of Super Voting Shares if concurrently an offer is made to purchase Subordinate Voting Shares and Multiple Voting Shares that:

(a)	offers a price per Subordinate Voting Share and a price per Multiple Voting Share (on an as-converted to Subordinate Voting Shares basis) at least as high as the highest price per share paid pursuant to such offer for the Super Voting Shares (on an as-converted to Subordinate Voting Share basis);

(b)	provides that the percentage of outstanding Subordinate Voting Shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) and the percentage of outstanding Multiple Voting Shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of Super Voting Shares to be sold (exclusive of Super Voting Shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);

(c)	has no condition attached other than the right not to take up and pay for Subordinate Voting Shares and Multiple Voting Shares tendered if no shares are purchased pursuant to the offer for Super Voting Shares; and

(d)	is in all other material respects identical to the offer for Super Voting Shares.

Notwithstanding the foregoing, subject to the provisions of the Articles, Section 2.2 shall not apply to prevent the transfer of Super Voting Shares by any Shareholder to a Permitted Holder, subject to Section 2.7 of this Agreement.

For greater certainty, the conversion of Super Voting Shares into Subordinate Voting Shares, whether or not such Subordinate Voting Shares are subsequently sold, shall not constitute a disposition of Super Voting Shares for the purposes of this Agreement.

2.4	Improper Sale

If any person or company, other than the Shareholders, carries out or purports to carry out a sale (including an indirect sale) of Super Voting Shares that the Shareholders are restricted from carrying out pursuant to Section 2.2, the Shareholders shall not and the Trustee shall take all necessary steps to ensure that the Shareholders shall not and shall not be permitted to, at or after the time such sale becomes effective, do any of the following with respect to any of the Super Voting Shares so sold or purported to be sold:

(a)	dispose of them without the prior written consent of the Trustee;

(b)	convert them into Subordinate Voting Shares without the prior written consent of the Trustee; or

(c)	exercise any voting rights attaching to them except in accordance with the written instructions of the Trustee, with which the Shareholders shall comply.

Without limiting the generality of the foregoing, the Trustee shall exercise the above rights in a manner that the Trustee, on the advice of counsel, considers to be: (i) in the best interests of the Holders, other than the Shareholders and the Holders who, in the opinion of the Trustee, participated directly or indirectly in the transaction that triggered the operation of this Section 2.4; and (ii) consistent with the intentions of the Shareholders and the Corporation in entering into this Agreement as such intentions are set out in the Recitals hereto.

2.5	Assumptions

For the purposes of this Article 2:

(a)	any sale that would result in a direct or indirect acquisition of Super Voting Shares, Subordinate Voting Shares or Multiple Voting Shares, or in the direct or indirect acquisition of control or direction over those shares, shall be construed to be a sale of those Super Voting Shares, Subordinate Voting Shares or Multiple Voting Shares, as the case may be; and

(b)	if there is an offer to acquire that would have been a take-over bid for the purposes of applicable securities legislation if not for the provisions of the Articles that cause the Super Voting Shares to automatically convert into Subordinate Voting Shares in certain circumstances, that offer to acquire shall nonetheless be construed to be a take-over bid for the purposes of this Agreement.

2.6	Prevention of Improper Sales

Each Shareholder shall use its best efforts to prevent any person or company from carrying out a sale (including an indirect sale) in breach of this Agreement in respect of any Super Voting Shares, regardless of whether that person or company is a party to this Agreement.

2.7	Supplemental Agreements

Without limiting any provision of this Agreement, the Shareholders shall not dispose of any Super Voting Shares unless the disposition is conditional upon the person or company acquiring those shares entering into an agreement substantially in the form of this Agreement and under which that person or company has the same rights and obligations as the Shareholders have under this Agreement. Neither the conversion of Super Voting Shares into Subordinate Voting Shares nor any subsequent disposition of those Subordinate Voting Shares shall constitute a disposition of Super Voting Shares for the purposes of this section.

2.8	Security Interest

Nothing in this Agreement shall prevent any Shareholder from time to time, directly or indirectly, from granting a bona fide security interest, by way of pledge, hypothecation or otherwise, whether directly or indirectly, in Super Voting Shares to any financial institution with which it deals at arm’s length (within the meaning of the Income Tax Act (Canada)) in connection with a bona fide borrowing, provided that the financial institution agrees in writing to become a party to and abide by the terms of this Agreement as if such financial institution were a Shareholder as defined herein until such time as the pledge, hypothecation or other security interest has been released or the Super Voting Shares which were subject thereto have been disposed of in accordance with the terms of this Agreement.

2.9	All Transfers Subject to Articles

The Shareholders and the Corporation hereby acknowledge that any transfer or sale of Super Voting Shares, whether in accordance with this Agreement or otherwise, shall in all circumstances be subject to the provisions of the Articles, including those relating to the automatic conversion of Super Voting Shares into Subordinate Voting Shares.

ARTICLE 3

ACCEPTANCE OF TRUST

3.1	Acceptance and Conditions of Trust

The Trustee hereby accepts the trust created by this Agreement (the “Trust”) and assumes the duties created and imposed upon it pursuant to its appointment as trustee for the Holders by this Agreement, provided that it:

(a)	shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement, except for its own negligence, misconduct or bad faith;

(b)	may employ or retain such counsel, auditors, accountants or other experts or advisers, whose qualifications give authority to any opinion or report made by them, as the Trustee may reasonably require for the purpose of determining and discharging its duties hereunder and shall not be responsible for any misconduct or negligence on the part of any of them. The Trustee may, if it is acting in good faith, rely on the accuracy of any such opinion or report;

(c)	may, if it is acting in good faith, rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any instruction, advice, notice, opinion or other document believed by it to be genuine and to have been signed or presented by the proper party or parties and, subject to subsection 3.1(a), shall be under no liability with respect to any action taken or omitted to be taken in accordance with such instruction, advice, notice, opinion or other document;

(d)	exercises its rights under this Agreement in a manner that it considers to be in the best interests of the Holders (other than the Shareholders and the Holders who, in the opinion of the Trustee, participated directly or indirectly in a transaction restricted by Section 2.2) and consistent with the purpose of this Agreement; and

(e)	none of the provisions of this Agreement shall require the Trustee under any circumstances whatsoever to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights or powers in connection with the Agreement.

In the exercise of its rights and duties hereunder, the Trustee will exercise that degree of care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

The Trustee represents that at the time of the execution and delivery hereof no material conflict of interest exists in the Trustee’s role as a fiduciary hereunder and agrees that in the event of a material conflict of interest arising hereafter it will, within three months after ascertaining that it has such material conflict of interest, either eliminate the same or resign its trust hereunder. Subject to the foregoing, the Trustee, in its personal or any other capacity, may buy, lend upon and deal in securities of the Corporation and generally may contract with and enter into financial transactions with the Corporation, any of its affiliates or any of the Shareholders or any of their affiliates without being liable to account for any profit made thereby.

3.2	Enquiry by Trustee

Subject to Section 3.4, if and whenever the Trustee receives written notice from an interested party, other than the Holders, stating in sufficient detail that any one or more of the Shareholders or the Corporation may have breached, or may intend to breach, any provision of this Agreement, the Trustee shall, acting on the advice of counsel, make reasonable enquiry to determine whether such a breach has occurred or is intended. If the Trustee determines that a breach has occurred, or is intended to occur, the Trustee shall forthwith deliver to the Corporation a certificate stating that the Trustee has made such determination. Upon delivery of that certificate, the Trustee shall be entitled to take, and subject to Section 3.4 shall take, and the Corporation shall assist the Trustee in taking, such action as the Trustee, acting upon the advice of counsel, considers necessary to enforce its rights under this Agreement on behalf of the Holders.

3.3	Request by the Holders

Subject to Section 3.4, if and whenever the Holders representing not less than 10% of the then outstanding Subordinate Voting Shares and/or the Multiple Voting Shares determine that any one or more of the Shareholders or the Corporation has breached, or intends to breach, any provision of this Agreement, such Holders may require the Trustee to take action in connection with that breach or intended breach by delivering to the Trustee a requisition in writing signed in one or more counterparts by those Holders and setting forth the action to be taken by the Trustee. Subject to Section 3.4, upon receipt by the Trustee of such a requisition, the Trustee shall forthwith take such action as is specified in the requisition and/or any other action that the Trustee considers necessary to enforce its rights under this Agreement on behalf of the Holders.

3.4	Condition to Action

The obligation of the Trustee to take any action on behalf of the Holders pursuant to Sections 3.2 and 3.3 shall be conditional upon the Trustee receiving from either the interested party referred to in Section 3.2, the Corporation or from one or more Holders such funds and indemnity as the Trustee may reasonably require in respect of any costs or expenses which it may incur in connection with any such action. The Corporation shall provide such reasonable funds and indemnity to the Trustee if the Trustee has delivered to the Corporation the certificate referred to in Section 3.2.

3.5	Limitation on Action by the Holder

No Holder shall have the right, other than through the Trustee, to institute any action or proceeding or to exercise any other remedy for the purpose of enforcing any rights arising from this Agreement unless the Holders shall have:

(a)	requested that the Trustee act in the manner specified in Section 3.3; and

(b)	provided reasonable funds and indemnity to the Trustee,

and the Trustee shall have failed to so act within thirty (30) days after the provision of such funds and indemnity. In such case, any Holder, acting on behalf of itself and all other Holders, shall be entitled to take those proceedings in any court of competent jurisdiction that the Trustee might have taken.

ARTICLE 4

COMPENSATION

4.1	Fees and Expenses of the Trustee

The Corporation agrees to pay to the Trustee reasonable compensation for all of the services rendered by it under this Agreement and shall reimburse the Trustee for all reasonable expenses and disbursements. Notwithstanding the foregoing, the Corporation shall have no obligation to compensate the Trustee or reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee:

(a)	in connection with any action taken by the Trustee pursuant to Section 3.2 if the Trustee has not delivered to the Corporation the certificate referred to in Section 3.2 in respect of that action; or

(b)	in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence or misconduct.

On all invoices issued by the Trustee for its services rendered hereunder which remain unpaid for a period of thirty days or more, interest at a rate per annum equal to the then current rate of interest charged by the Trustee to its corporate customers will be incurred, from thirty days after the issuance of the invoice until the date of payment.

ARTICLE 5

INDEMNIFICATION

5.1	Indemnification of the Trustee

The Corporation agrees to indemnify and hold harmless the Trustee and its officers, directors, employees and agents (the “Indemnified Parties”) from and against all claims, losses, damages, costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without negligence, misconduct or bad faith on the part of any of the Indemnified Parties, may be paid, incurred or suffered by any of the Indemnified Parties by reason of or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement or any written or oral instructions delivered to the Trustee by the Corporation pursuant hereto. In no case shall the Corporation be liable under this indemnity for any claim against the Indemnified Parties unless the Corporation shall be notified by the Trustee of the written assertion of a claim or of any action commenced against any of the Indemnified Parties, promptly after the Trustee shall have received any such written assertion of a claim, or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. The Corporation shall be entitled to participate at its own expense in the defence of the assertion or claim. Subject to subsection 5.1(b), the Corporation may elect at any time after receipt of such notice to assume the defence of any suit brought to enforce any such claim. The Indemnified Parties shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties unless:

(a)	the employment of such counsel has been authorized by the Corporation; or

(b)	the named parties to any such suit include both an Indemnified Party and the Corporation and such Indemnified Party shall have been advised by counsel acceptable to the Corporation that there may be one or more legal defences available to such Indemnified Party that are different from or in addition to those available to the Corporation (in which case the Corporation shall not have the right to assume the defence of such suit on behalf of such Indemnified Party but shall be liable to pay the reasonable fees and expenses of counsel for such Indemnified Party).

ARTICLE 6

CHANGE OF TRUSTEE

6.1	Resignation

The Trustee, or any trustee subsequently appointed, may resign at any time by giving written notice of such resignation to the Corporation specifying the date on which its desired resignation shall become effective, provided that such notice shall be provided at least three (3) months in advance of such desired effective date unless the Shareholders and the Corporation otherwise agree. Such resignation shall take effect upon the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, the Corporation shall promptly appoint a successor trustee (which shall be a corporation or company licensed or authorized to carry on the business of a trust company in British Columbia) by written instrument, in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. If the Corporation does not appoint a successor trustee, the Trustee or any Holder may apply to a court of competent jurisdiction in British Columbia for the appointment of a successor trustee.

6.2	Removal

The Trustee, or any trustee subsequently appointed, may be removed at any time on thirty (30) days’ prior notice by written instrument executed by the Corporation, in duplicate, provided that the Trustee is not at such time taking any action which it may take under Section 3.2 or 3.3 hereof. One copy of that instrument shall be delivered to the Trustee so removed and one copy to the successor trustee. The removal of the Trustee shall become effective upon the appointment of a successor trustee in accordance with Section 6.3.

6.3	Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to the Shareholders and the Corporation and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as trustee in this Agreement. However, on the written request of the Shareholders and the Corporation or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, the Shareholders, the Corporation and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

6.4	Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, the Corporation shall cause to be mailed notice of the succession of such trustee hereunder to the Holders. If the Shareholders or the Corporation shall fail to cause such notice to be mailed within ten (10) days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Shareholders and the Corporation.

ARTICLE 7

TERMINATION

7.1	Term

The Trust created by this Agreement shall continue until no Super Voting Shares remain outstanding, provided that such Trust shall continue in the event of a breach of section 2.2 or 2.4, as long as such breach is ongoing.

7.2	Survival of Agreement

This Agreement shall survive any termination of the Trust and shall continue until there are no Super Voting Shares outstanding; provided that this Agreement shall continue in force in the event of a breach of section 2.2 or 2.4, as long as such breach is ongoing; and provided further that the provisions of Article 4 and Article 5 shall survive any such termination of this Agreement.

ARTICLE 8 GENERAL

8.1	Obligations of the Shareholders not Joint

The obligations of the Shareholders pursuant to this Agreement are several. and not joint and several, and no Shareholder shall be liable to the Company, the SVS Holders, the MVS Holders, the Trustee or any other party for the failure of any other Shareholder to comply with its covenants and obligations under this Agreement.

8.2	Compliance with Privacy Laws

The Shareholders and the Corporation acknowledge that federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to certain obligations and activities under this Agreement. Notwithstanding any other provision of this Agreement, neither party shall take or direct any action that would contravene, or cause the other to contravene, applicable Privacy Laws. The Shareholders and the Corporation shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this Agreement and to comply with applicable laws and not to use it for any other purpose except with the consent of or direction from the other parties to this Agreement or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

8.3	Anti-Money Laundering Regulations

The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment and acting reasonably, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Trustee, in its sole judgment and acting reasonably, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days’ written notice to the Corporation or any shorter period of time as agreed to by the Corporation, provided that: (a) the Trustee’s written notice shall describe the circumstances of such non-compliance; and (b) if such circumstances are rectified to the Trustee’s satisfaction within such 10-day period, then such resignation shall not be effective.

8.4	Third Party Interests

The other parties to this Agreement hereby represents to the Trustee that any account to be opened by, or interest to be held by, the Trustee in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

8.5	Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

8.6	Amendments, Modifications, etc.

This Agreement shall not be amended, and no provision thereof shall be waived, except with (i) the consent of any applicable securities regulatory authorities in Canada, (ii) the approval of at least two- thirds of the votes cast by the SVS Holders present or represented at a meeting duly called for the purpose of considering such amendment or waiver, excluding votes attached to any Subordinate Voting Shares held by the Shareholders and their respective affiliates, and any persons who have an agreement to purchase Super Voting Shares on terms which would constitute a sale or disposition for purposes of Section 2.2, other than as permitted herein, prior to giving effect to such amendment or waiver, and (iii) the approval of at least two-thirds of the votes cast by the MVS Holders present or represented at a meeting duly called for the purpose of considering such amendment or waiver, excluding votes attached to any Multiple Voting Shares held by the Shareholders and their respective affiliates, and any persons who have an agreement to purchase Super Voting Shares on terms which would constitute a sale or disposition for purposes of Section 2.2, other than as permitted herein, prior to giving effect to such amendment or waiver. The provisions of this Agreement shall only come into effect contemporaneously with the listing of the Subordinate Voting Shares on the CSE and shall terminate at such time as there remain no outstanding Super Voting Shares.

8.7	Ministerial Amendments

Notwithstanding the provisions of Section 8.5, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Holders amend or modify this Agreement to cure any ambiguity or to correct or supplement any provision contained in this Agreement or in any amendment to this Agreement that may be defective or inconsistent with any other provision contained in this Agreement or that amendment, or to make such other provisions in regard to matters or questions arising under this Agreement, as shall not adversely affect the interest of the Holders.

8.8	Force majeure

Neither party shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, general mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section 8.7.

8.9	Amendments only in Writing

No amendment to or modification or waiver of any of the provisions of this Agreement shall be effective unless made in writing and signed by all of the parties hereto.

8.10	Meeting to Consider Amendments

The Corporation, at the request of the Shareholders, shall call a meeting for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 8.5.

8.11	Enurement

This Agreement shall be binding upon and enure to the benefit of the parties and their respective heirs, administrators, legal representatives, successors and permitted assigns. Except as specifically set forth in this Agreement, nothing in this Agreement is intended to or shall be deemed to confer upon any other person any rights or remedies under or by reason of this Agreement.

8.12	Notices

All notices and other communications between the parties hereunder shall be in writing and shall be deemed given if delivered personally or sent by registered mail, or by facsimile transmission or other form of recorded communication to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

(a)	if to the Shareholders at the address set out in Schedule A

(b)	if to the Corporation:

627 S 48th St, Ste 100

Tempe, AZ 85281

Attention:	Sean Berberian
E-mail:	[***]

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP

Suite 2100, Scotia Plaza

40 King St. West

Toronto, ON M5H 3C2

Attention: John Vettese

E-mail: j[***]

(c)	If to the Trustee:

Odyssey Trust Company Stock Exchange Tower

350 – 300 5th Ave SW

Calgary, Alberta, T2P 3C4

Attention:	Dan Sander
Email:	[***]

8.13	Notice to a Holder

Any and all notices to be given and any documents to be sent to any Holder may be given or sent to the address of such holder shown on the register of the Holders in any manner permitted by the by-laws of the Corporation from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such a manner) at the time specified in such bylaws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such holders.

8.14	Further Acts

The parties hereto shall do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full force and effect to this Agreement.

8.15	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

8.16	Counterparts

This Agreement may be executed in one or more counterparts, each of which so executed shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute one and the same agreement. This Agreement may signed and sent by fax copy or electronic means and such signature shall be valid and binding.

8.17	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

HARVEST HEALTH & RECREATION INC.

By:	/s/ Steve White
Name:	Steve White
Title:	CEO

KARMA CAPITAL, LLC

By:	/s/ Touraj J. Vedadi
Name:	Touraj J. Vedadi
Title:	Manager

RAZOR INVESTMENTS, LLC

By:	/s/ Steve White
Name:	Steve White
Title:	Manager

ODYSSEY TRUST COMPANY

By:	/s/ Jenna Kaye
Name:	Jenna Kaye
Title:	CEO

By:	/s/ Dan Sander
Name:	Dan Sander
Title:	VP, Corporate Trust

SCHEDULE A SHAREHOLDERS

Shareholder	Address for Notice

Karma Capital, LLC	c/o Jason Vedadi [***] e-mail: [***]
Razor Investments, LLC	c/o Steven White [***] e-mail: [***]